Exhibit 5.1

Alan A. Blakeboro

Robert B. Forouzandeh

Diana Jessup Lee

Bruce W. McRoy

Peter A. Muzinich

Michael E. Pfau

Daniel A. Reicker

Andrew D. Simons

Timothy J. Trager

Fernando Velez, Jr.

_______

Russell D. Terry

  [Admitted in Washington and Oregon]

1421 State Street, Suite B Santa Barbara, CA 93101 Telephone (805) 966-2440 Fax (805) 966-3320 September 9, 2015	Mailing Address Post Office Box 1470 Santa Barbara, CA 93102-1470 _______ www.reickerpfau.com _______ Gary J. Hill, Retired Kurt H. Pyle, Retired

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Ladies and Gentlemen,

We have acted as counsel to EnerJex Resources, Inc., a Nevada corporation (“EnerJex”), in connection with the Registration Statement on Form S-1 (as amended through the effective date thereof, the “Registration Statement”) filed by EnerJex with the Securities and Exchange under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof, for the registration of the resale of up to 2,202,474 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), 1,904,286 shares of which are issuable upon the exercise of warrants and 298,188 shares of which are issuable upon the conversion of Series B preferred stock, $0.001 par value (the “Preferred Stock”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issuance of the Shares.

In acting as counsel for EnerJex and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of EnerJex, agreements and other instruments, certificates of officers and representatives of EnerJex, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	the Shares to be sold by the selling stockholders have been duly authorized;
2.	the Warrants and the Preferred Stock are validly issued, fully paid and non-assessable; and

September 9, 2015

3.	the Shares issuable upon exercise of the warrants and conversion of the Preferred Stock will be validly issued, fully paid and non-assessable when the warrants are exercised and the Preferred Stock is converted as described in the Registration Statement.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Nevada Revised Statutes, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the prospectus constituting part of the Registration Statement, including any amendments and supplements to the foregoing.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Reicker, Pfau, Pyle & M cRoy, LLP
Reicker, Pfau, Pyle & McRoy, LLP